May 5, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

     We have read Item 4.01 of Books-A-Million, Inc.'s Form 8-K dated April 29, 2005, and we have the following comments:

        1. We agree with the statements made in the first  paragraph.
        2. We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours Truly,

/s/ Deloitte & Touche LLP
     (signature)